UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 12, 2012

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 610-293-0600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, Safeguard Scientifics, Inc. (the “Company”), effective November 1, 2012, promoted Stephen T. Zarrilli, 51, to succeed Peter J. Boni as President and CEO of the Company. Mr. Zarrilli also was appointed to the Company’s Board of Directors, effective as of the same date. Mr. Boni will serve as CEO Emeritus of the Company, and will remain on the Company’s Board of Directors, until the annual meeting of shareholders to be held on May 23, 2013. Thereafter, through December 31, 2013, he will act as a special advisor to the Company. For further details, see the Company’s Form 8-K, filed October 29, 2012.

Letter Agreement with Mr. Boni

On November 12, 2012, the Company entered into a letter agreement (the “Letter Agreement”) with Peter J. Boni, the Company’s former President and CEO, effective November 1, 2012 (the “Transition Date”). Pursuant to the Letter Agreement, effective as of the Transition Date, Mr. Boni will serve as CEO Emeritus of the Company, and will remain on the Company’s Board of Directors, until the annual meeting of shareholders to be held on May 23, 2013. Under the Letter Agreement, Mr. Boni will also serve in the position of special advisor to the Company from the Transition Date to December 31, 2013 (the “Retirement Date”) in order to facilitate the transition of responsibilities to Mr. Zarrilli and to act on the Company’s behalf as a director of certain of the Company’s partner companies. Mr. Boni will continue to receive his annual base salary at its current rate from the Transition Date through the Retirement Date (or his earlier separation from service, if applicable) for his continued services to the Company. Except to the extent of specified continued applicability, the Amended and Restated Employment Agreement between the Company and Mr. Boni, dated December 5, 2008 and filed with the SEC with Form 10-K on March 19, 2009, as since amended or supplemented (the “Employment Agreement”), was superseded upon effectiveness of the Letter Agreement.

From the Transition Date through the Retirement Date (or his earlier separation from service, if applicable), the Company will provide Mr. Boni all employee benefits due to him under the terms of the Company’s welfare benefit plans in which he currently participates. He will also be entitled to continue to participate in the Company’s retirement plan. Mr. Boni will be eligible to receive a cash bonus under the Company’s Management Incentive Plan with respect to the Company’s 2012 fiscal year, which will be contingent on the attainment of the applicable performance metrics for that year. Mr. Boni will not be eligible for any award or payment under the Management Incentive Plan with respect to the Company’s 2013 fiscal year. The Company has also agreed to provide Mr. Boni with office space and administrative support during the period in which he will serve as CEO Emeritus or special advisor and, subject to the approval of the CEO, to reimburse him for all reasonable travel, entertainment or other expenses incurred in connection with his service under the Letter Agreement.

The Letter Agreement provides that, generally contingent upon Mr. Boni’s remaining in the service of the Company through the Retirement Date, stock options held by Mr. Boni that are vested and exercisable as of the Transition Date will remain outstanding and exercisable until the earlier of their stated expiration date or the one year anniversary of Mr. Boni’s last date of service to the Company (the “Anniversary Date”). Consistent with the terms of those options, time-based stock options held by Mr. Boni (or portion of such option) that are not vested and exercisable as of the Transition Date will become fully vested on the Retirement Date and will not terminate on the Retirement Date, but instead will remain outstanding and exercisable until the earlier of their stated expiration date or the Anniversary Date, subject to earlier exercise. Each outstanding performance-based stock option held by Mr. Boni as of the Transition Date will remain outstanding and eligible to vest, based on attainment of the applicable metrics, through the Retirement Date. As to any performance-based options which vest prior to such date, such options will remain outstanding and exercisable until the earlier of their stated expiration date or the Anniversary Date. Notwithstanding the foregoing, in the event of a change of control (as defined in the Employment Agreement) prior to the date on which Mr. Boni separates from service of the Company, then all unvested performance-based options will become fully vested and all such options will remain exercisable for at least 90 days following the change of control unless cashed out in the relevant transaction.

All rights Mr. Boni may have to restricted stock of the Company, restricted stock units payable in Company stock, or deferred compensation under any plans or arrangements of the Company will be determined under the provisions of such plans and arrangements. Mr. Boni’s service through the last date of service to the Company under the Letter Agreement will be credited toward the vesting of any such awards.

The Letter Agreement also provides that if Mr. Boni fully performs his obligations under the Letter Agreement through the Retirement Date, he will be entitled to a cash payment equal to the sum of (i) five months’ of base salary at the rate in effect on the Transition Date plus (ii) 100% of his target bonus amount at the applicable rate as of the Transition Date (the sum of (i) and (ii), the “Severance Amount”), payable in a lump sum prior to January 31, 2014. Other than the Severance Amount, Mr. Boni is not entitled to receive from the Company any other severance pay or benefits or any retiree termination welfare benefits (other than health care continuation coverage that he may be entitled to elect pursuant to section 4980B of the Code).

Mr. Boni’s compensation, benefits, stock option treatment and Severance Amount described above and in the Letter Agreement are conditioned upon his timely execution of and failure to revoke a release of claims against the Company contained in the Letter Agreement and on the Retirement Date. If the provision of severance, acceleration of benefits or any other amount or benefit under the Letter Agreement or otherwise would result in adverse tax consequences to the Company or Mr. Boni under Section 280G or 4999 of the Code, the applicable provisions of the Employment Agreement will apply, which under some circumstances could result in reduction of amounts payable or benefits provided to Mr. Boni.

In the event of Mr. Boni’s death or disability (as defined in the Employment Agreement) prior to the Retirement Date, provided that Mr. Boni is otherwise in satisfactory service with the Company, Mr. Boni (or his estate) will be entitled to full vesting of all time-based stock options, plus an amount equal to the Severance Amount, plus Mr. Boni’s monthly base salary that would have been paid to him had he remained employed through the Retirement Date, paid in a lump sum.

Under the Letter Agreement, Mr. Boni agrees to: (i) continued applicability of the non-competition, confidential information and other provisions of his Employment Agreement with the Company, (ii) mutual non-disparagement obligations with the Company; and (iii) injunctive and other equitable relief in favor of the Company in the event of any actual or threatened breach or non-performance by Mr. Boni of any restrictive covenants contained in the Letter Agreement.

The summary description of the Letter Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between Peter J. Boni and Safeguard Scientifics, Inc. dated as of November 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: November 13, 2012	By:	BRIAN J. SISKO
Brian J. Sisko
Senior Vice President and General Counsel

EXHIBIT INDEX

10.1	Letter Agreement between Peter J. Boni and Safeguard Scientifics, Inc. dated as of November 12, 2012